Exhibit 10.1

AMENDMENT NO. 1 TO THE

LANDS’ END, INC.

AMENDED AND RESTATED 2017 STOCK PLAN

This Amendment No. 1 (this “Amendment”) to the Lands’ End, Inc. Amended and Restated 2017 Stock Plan (the “Plan”), shall become effective as of April 21, 2023, subject to the stockholders of the Company (acting at a duly called meeting of such stockholders) approving the adoption of this Amendment. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

1.
Amendment. Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“3.1. Shares. Subject to Section 3.2, there shall be reserved for issuance under this Plan, the sum of (i) 4,600,000 shares of Stock and (ii) any shares of Stock which as of the Effective Date are available for issuance under the Prior Plan, or are subject to awards granted under the Prior Plan which are forfeited or lapse unexercised, and which following the Effective Date are not issued under the Prior Plan, including any shares of Stock that would be added back to the number of shares of Stock available under the Prior Plan due to withholding of shares used to satisfy any tax withholding obligations, subject to the limitations of Section 3.2 below; which limit also shall be the maximum number of shares that may be issued pursuant to ISOs under Section 8. After the Effective Date, no awards may be granted under the Prior Plan; however, any awards under the Prior Plan that are outstanding as of the Effective Date shall continue to be subject to the terms and conditions of the Prior Plan.”

2.
Continuing Force and Effect. The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment set forth above.